BERYLLIUM INTERNATIONAL CORPORATION
          EXHIBIT OF COMPUTATION OF WEIGHTED AVERAGE SHARES OUTSTANDING

                          Quarter Ended June 30, 2000.

            Balances at     Shares         Balances at        Weighted
            Beginning       Issued         end of period      average for period

Shares      20,936,880      -0-            20,936,880         20,936,880